Exhibit 99

           Access Worldwide Reports Third Quarter Financial Results

    BOCA RATON, Fla., Nov. 15 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services organization, today reported financial results for the quarter ended September 30, 2004.

    For the Three Months Ended September 30, 2004

    Our revenues decreased $0.9 million, or 8.3%, to $9.9 million for the quarter ended September 30, 2004, compared to $10.8 million for the quarter ended September 30, 2003. Revenues for the Pharmaceutical Services Segment (the "Pharmaceutical Segment"), which includes our medical education and pharmaceutical marketing businesses, increased $0.8 million, or 19.5%, to $4.9 million for the three months ended September 30, 2004, compared to $4.1 million for the three months ended September 30, 2003. The increase was primarily due to expanded inbound business and direct-to-consumer programs, which was offset by a decrease in medical education meetings awarded and performed. Revenues for the Business Services Segment (the "Business Segment"), which includes our multilingual communications business, decreased $1.6 million, or 24.2%, to $5.0 million for the three months ended September 30, 2004, compared to $6.6 million for the three months ended September 30, 2003. The decrease was primarily due to a significant reduction in programs and hours performed for a major teleservices client.

    We reported a net loss and diluted loss per share of $(0.9) million and $(0.09), respectively, for the quarter ended September 30, 2004, compared to a net loss and diluted loss per share of $(9.3) million and $(0.95), respectively, for the quarter ended September 30, 2003. The improvement is the result of an impairment of intangible assets charge of $9.0 million that occurred in 2003 with no similar charge occurring in 2004. Total weighted average diluted shares outstanding for the quarters ended September 30, 2004 and September 30, 2003 were 9,906,886 and 9,740,501, respectively.

    For the Nine Months Ended September 30, 2004

    Our revenues decreased $0.2 million, or 0.01%, to $36.8 million for the nine months ended September 30, 2004, compared to $37.0 million for the nine months ended September 30, 2003. Revenues for the Pharmaceutical Segment increased $2.2 million, or 13.5%, to $18.5 million for the nine months ended September 30, 2004, compared to $16.3 million for the nine months ended September 30, 2003. Revenues for the Business Segment decreased $2.4 million, or 11.6%, to $18.3 million for the nine months ended September 30, 2004, compared to $20.7 million for the nine months ended September 30, 2003. We reported a net loss and diluted loss per share of $(0.8) million and $(0.08), respectively, for the nine months ended September 30, 2004, compared to a net loss and diluted loss per share from continuing operations of $(10.9) million and $(1.11), respectively, for the nine months ended September 30, 2003. The loss for the nine months ended September 30, 2003 was primarily the result of the impairment of intangible assets charge of $9.0 million. Total weighted average diluted shares outstanding for the nine months ended September 30, 2004 and September 30, 2003 were 9,828,900 and 9,740,390, respectively.

    Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide, commented, "We are very pleased with the continued growth of our Pharmaceutical Segment but are disappointed in the performance of our Business Segment which was impacted by a significant reduction in programs and hours performed for a major teleservices client due to a regulatory change. In order to address the decline in our teleservices revenue, we have hired new sales personnel, downsized the staff at our Maryland customer sales and service facility, and initiated the process of identifying and establishing an offshore solution to better support our clients."

    Richard Lyew, Executive Vice President and Chief Financial Officer, stated, "Despite the revenue decline, we have succeeded at reducing our debt level to its lowest point in several years. We will continue to work at improving our balance sheet and financial results."

    Access Worldwide is an established marketing company that provides a variety of sales, communication and medical education services. Our spectrum of services includes medical meetings management, medical publishing, editorial support, clinical trial recruitment, patient compliance, multilingual teleservices, product stocking and database management, among others. Headquartered in Boca Raton, Florida, Access Worldwide has over 1,000 employees in offices throughout the United States. More information is available at http://www.awwc.com.

    This press release contains forward-looking statements including statements regarding the Company's financial results. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from operations; our ability to continue to comply with the financial covenants contained under our Debt Agreement; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate at capacity our new customer sales and service facility in Maine; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients and prospects that are able to be served; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel; the volatility of our stock price; and the unpredictability of the outcome of the litigation in which we are involved. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward- looking statements.



                      Access Worldwide Communications, Inc.
                           Consolidated Balance Sheets

                                                (Unaudited) September 30,
                                                December 31,
    ASSETS                                          2004              2003
       Current Assets
          Cash and cash equivalents                $957,370          $472,722
          Restricted cash                           122,000           123,000
          Accounts receivable, net                7,471,699        11,069,284
          Unbilled receivables                      866,317         1,176,797
          Taxes receivable                           28,979           658,666
          Other assets, net                       1,129,597           950,761

             Total current assets                10,575,962        14,451,230

       Property and equipment, net                3,754,365         3,881,954
       Restricted cash                              589,000           711,000
       Other assets, net                            146,177           434,769

             Total assets                       $15,065,504       $19,478,953

    LIABILITIES, MANDATORILY REDEEMABLE
     PREFERRED STOCK AND COMMON
     STOCKHOLDERS' DEFICIT

       Current Liabilities
          Current portion of indebtedness        $2,398,130        $5,098,999
          Current portion of indebtedness
           - related parties                        352,334           383,334
          Accounts payable and accrued
           expenses                               4,412,248         5,922,764
          Grant payable                           2,011,250         1,750,000
          Accrued salaries, wages and
           related benefits                       1,332,857         1,347,385
          Deferred revenue                        2,724,799         2,852,628
          Accrued interest and other
           related party expenses                    12,577            13,304

             Total current liabilities           13,244,195        17,368,414

       Long-term portion of indebtedness            165,386            97,768
       Other long-term liabilities                  812,959           775,109
       Convertible notes, net                     1,271,207           987,336
       Mandatorily redeemable preferred
        stock, $0.01 par value:
          2,000,000 shares authorized,
          40,000 shares issued and
          outstanding (series 1998)               4,000,000         4,000,000

             Total liabilities and
              mandatorily redeemable
              preferred stock                    19,493,747        23,228,627

       Commitments and contingencies

       Common stockholders' deficit Common stock, $0.01 par value:
           voting 20,000,000 shares
           authorized;
             9,921,219 and 9,740,501
             shares issued and
             outstanding                             99,212            97,405
          Additional paid-in capital             65,050,836        64,950,294
          Accumulated deficit                   (69,556,841)      (68,770,973)
          Deferred compensation                     (21,450)          (26,400)

             Total common stockholders'
              deficit                            (4,428,243)       (3,749,674)

          Total liabilities, mandatorily
           redeemable preferred stock and
           common stockholders' deficit         $15,065,504       $19,478,953



                    Access Worldwide Communications, Inc.
              Consolidated Statements of Operations (Unaudited)


                         For the Three Months Ended   For the Six Months Ended
                                September 30,             September 30,
                              2004        2003         2004          2003

    Revenues               $9,871,862  $10,770,036  $36,813,074   $36,969,317
    Cost of revenues        5,702,865    6,781,065   21,160,096    24,423,376

    Gross profit            4,168,997    3,988,971   15,652,978    12,545,941

    Selling, general &
     administrative
     expenses               4,778,623    4,438,705   15,432,271    14,396,811
    Impairment of
     intangible assets              -    8,951,856            -     8,951,856
    Amortization expense            -       37,036            -       111,044
    Gain on extinguishment
     of debt, related
     party                          -            -            -      (299,555)

    (Loss) income from
     operations              (609,626)  (9,438,626)     220,707   (10,614,215)

    Interest expense, net    (330,292)    (373,176)  (1,006,575)     (782,604)

    Net loss before income
     tax benefit             (939,918)  (9,811,802)    (785,868)  (11,396,819)
    Income tax benefit              -      546,204            -       546,204

    Net loss                $(939,918) $(9,265,598)   $(785,868) $(10,850,615)

    Basic (loss) per common share:
          - Net (loss)         $(0.09)      $(0.95)      $(0.08)       $(1.11)

    Weighted average
     common shares
     outstanding            9,906,886    9,740,501    9,828,900     9,740,390

    Diluted (loss) per common share:
          - Net (loss)         $(0.09)      $(0.95)      $(0.08)       $(1.11)

    Weighted average
     common shares
     outstanding            9,906,886    9,740,501    9,828,900     9,740,390